Exhibit 4.1

WRITTEN ACTION

OF THE

BOARD OF DIRECTORS

OF

MCTC HOLDINGS, INC.

The undersigned, constituting the all of the members of the Board of Directors of MCTC Holdings, Inc., a Delaware corporation (the “Corporation”), do hereby take the following action and, pursuant to Delaware General Corporation Law (“DGCL”) Section 242, adopt the following resolutions by written consent in lieu of a meeting effective as of the 3rd day of July, 2019. It is the undersigned’s intent that this unanimous written consent be filed by the Secretary of the Corporation with the minutes of the meetings of the Board of Directors.

1:15 Reverse Stock Split

WHEREAS, after careful review of the Corporation’s options with regard to its capitalization, consideration of the information provided, full disclosure by the Corporation's CEO, discussions with certain shareholders and after lengthy discussions, including without limitation, the benefits of effecting a reverse stock split, reduction of risks to the Corporation and the effects on liquidity, the Board of Directors of the Corporation has determined that it is in the best interest of the Corporation and its shareholders to effect a 1 for 15 reverse split of its common stock.

NOW, THEREFORE, BE IT RESOLVED, That the Board of Directors of the Corporation hereby approves, ratifies and recommends that the shareholders authorize the effectuation of a 1 for 15 reverse stock split of the Corporation’s common stock for all shareholders of record as of July 10, 2019; and be it,

FURTHER RESOLVED, That in order to give effect to the aforementioned stock split, a recommendation be made to the shareholders, that a Certificate of Amendment be filed with the Delaware Secretary of State providing:

(a) that the authorized shares of common stock be 290,000,000, $0.0001 par value prior to the reverse split; (b) that authorized shares of common stock be 19,333,333, $0.0015 par value immediately after the reverse split; (c) that the number of shares affected will be one (1) share of common stock for each fifteen (15) shares of common stock issued and outstanding and any rights to acquire the same; (d) each fractional share shall be rounded up to the nearest whole share and that the holders of lots that are less than 100 shares after the reverse split be rounded up to round lots of 100 shares; (e) the Corporation’s authorized but unissued shares of undesignated preferred stock shall remain at tem (10) million shares, $0.0001 par value. (the “Reverse Stock Split)

Amendment to Certificate of Incorporation to Change Name of Corporation

WHEREAS, the Board of Directors deemed it advisable and generally in the best interests of the Corporation to change the Corporation’s name to from MCTC Holdings, Inc., to Cannabis Global, Inc. in order to more accurately reflect its planned change in business and operations.

NOW THEREFORE BE IT FURTHER RESOLVED, That the Board of Directors approves and recommends that the shareholders of the Corporation, approve and adopt an amendment to Article 1 of the Corporation’s Certificate of Incorporation to change the corporate name and that a Certificate of Amendment be filed with the Delaware Secretary of State providing for the amendment of the Corporation’s Certificate of Incorporation amending and replacing the first article thereof as follows:

“FIRST”

The name of this corporation (hereinafter, the “Corporation”’) is: Cannabis Global, Inc.

Amendment to Certificate of Incorporation Immediately Following Reverse Stock Split Increasing Authorized Common Stock and Decreasing Par Value

WHEREAS, after careful review of the Corporation’s options with regard to its capitalization, consideration of the information provided, full disclosure by the Corporation's CEO, discussions with certain shareholders and after lengthy discussions, including without limitation, the benefits of effecting an amendment to the Corporation’s Certificate of Incorporation following the Reverse Stock Split, including but not limited the Corporations future need to raise additional capital, acquire complementary products and technologies, the need to provide for equity based compensation and the limited shares otherwise available for future issuance, the Board of Directors of the Corporation has determined that it is in the best interest of the Corporation and its shareholders to increase the authorized number of common shares available for issuance back to 290,000,000 as well as decreasing the par value of its common stock back to $0.0001.

NOW THEREFORE BE IT FURTHER RESOLVED, That the Board of Directors approves and recommends that the shareholders of the Corporation, immediately following the Reverse Stock Split, approve and adopt an amendment to Article 4 of the Corporation’s Certificate of Incorporation and that a Certificate of Amendment be filed with the Delaware Secretary of State providing for the amendment of the Corporation’s Certificate of Incorporation amending and replacing the fourth article thereof as follows:

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“FOURTH”

(a) Authorization of Capital Stock. The aggregate number of shares of stock which the Corporation shall have the authority to issue is Three Hundred Million (300,000,000) shares, consisting of Two Hundred Ninety Million (290,000,000) shares of common stock, $0.0001 par value (the “Common Stock”), and ten million (10,000,000) shares of authorized but undesignated preferred stock, $0.0001 par value (the “Preferred Stock’’), The Board of Directors is authorized to establish, from the authorized but undesignated shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and fix the rights and preferences of each such class of Preferred Stock; which class or series shall have such voting powers (full or limited or no voting powers), such preferences, relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share held.

FURTHER RESOLVED, at such time as that Corporation has submitted the requisite documents and other information to the Financial Information Regulatory Authority. (“FINRA”) to process the Corporate Actions, that the proper officers of the Corporation be and hereby are authorized and directed to execute on the Corporation’s behalf the Certificate of Amendment in the form required by the Secretary of State of Delaware with such effective date as the President of the Corporation deems appropriate; and be it,

FURTHER RESOLVED, that the Officers of the Corporation are directed to prepare and file with the U.S. Securities & Exchange Commission (the “Commission”), the required Schedule PRE 14C Shareholder Information Statement, to respond to any comments from the Commission and to prepare and file the DEF 14C when approved by the Commission. In addition the Officers of the Corporation are directed to prepare and file the required Current Report on Form 8- K with the Commission within the required time period; and be it,

FURTHER RESOLVED, that in conjunction with the Name Change and Reverse Split, the Corporation is authorized to obtain a new CUSIP number and trading symbol for the Corporation’s common stock which trades; and be it

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FURTHER RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, in accordance with the foregoing resolutions, authorized, empowered and directed, in the name and on behalf of the Corporation, to prepare, execute and deliver, or cause to be prepared, executed and delivered, any and all agreements, amendments, certificates, reports, applications, notices, instruments, schedules, statements, consents, letters or other documents and information and to do or cause to be done any and all such other acts and things as, in the opinion of any such officer, may be necessary, appropriate or desirable in order to enable the Corporation fully and promptly to carry out the purposes and intent of the foregoing resolutions, to make any filings pursuant to federal, state and foreign laws, and to take all other actions that he or she deems necessary, appropriate or advisable in order to comply with the applicable laws and regulations of any jurisdiction (domestic or foreign), or otherwise to effectuate and carry out the purpose and intent of the foregoing resolutions and to permit the actions contemplated thereby to be lawfully effectuated, and any such agreements, amendments, certificates, reports, applications, notices, instruments, schedules, statements, consents, letters or other documents and information executed and delivered by them or any of them in connection with any such action shall be conclusive evidence of their or his authority to take, execute and deliver the same; and be it

FURTHER RESOLVED, that each of the proper officers of the Corporation is authorized and directed, in the name and on behalf of the Corporation, to take or cause to be taken any and all such further actions and to prepare, execute and deliver or cause to be prepared, executed and delivered all such further agreements, documents, certificates and undertakings, and to incur all such fees and expenses, as in his or her judgment shall be necessary, appropriate or advisable to carry out and effectuate the purpose and intent of any and all of the foregoing resolutions; and be it

FURTHER RESOLVED, that all actions previously taken by any officer, director, representative or agent of the Corporation, in the name or on behalf of the Corporation or any of its affiliates in connection with the actions contemplated by the foregoing resolutions be, and each of the same hereby is, adopted, ratified, confirmed and approved in all respects as the act and deed of the Corporation; and be it

FURTHER RESOLVED, that the Board hereby adopts, as if expressly set forth herein, the form of any and all resolutions required by any authority to be filed in connection with any applications, reports, filings, consents to service of process, powers of attorney, covenants and other papers, instruments and documents relating to the matters contemplated by the foregoing resolutions if (i) in the opinion of a proper officer of the Corporation executing the same, the adoption of such resolutions is necessary or advisable, and (ii) the secretary or an assistant secretary of the Corporation evidences such adoption by inserting the same with these minutes of action, which will thereupon be deemed to be adopted by the Board with the same force and effect as if originally set forth herein.

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IN WITNESS WHEREOF, the undersigned have executed this Written Action of the Board of Directors as of the date first written above.

DIRECTORS:

/s/ Robert L. Hymers, III

/s/ Edward Manolos

/s/ Arman Tabatabaei

/s/ Dan Van Nguyen

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